PRESS RELEASE

GS FINANCIAL CORP.DECLARES DIVIDEND
                                                     (NASDAQ: “GSLA”)

Metairie, Louisiana, October 17, 2007

     Metairie, Louisiana – Albert J. Zahn, Jr., Chairman of the Board of Directors of
GS Financial Corp.  (Nasdaq: “GSLA”), holding company for Guaranty Savings Bank, announced that the Board of Directors, at its meeting on October 16, 2007, declared a quarterly cash dividend of $.10 per share.  The dividend is payable to shareholders of record as of October 29, 2007 and will be paid on November 14, 2007.

     GS Financial Corp. provides community banking services through its wholly-owned subsidiary, Guaranty Savings Bank, a Louisiana chartered savings association, in the metropolitan New Orleans area.

Contact:  Stephen E. Wessel or Lettie Moll
(504) 457-6220